Exhibit 99.1

GREGORY H. BOYCE ELECTED TO

MARATHON OIL CORPORATION BOARD OF DIRECTORS

HOUSTON, Feb. 28, 2008 – Marathon Oil Corporation (NYSE: MRO) announced today that Gregory H. Boyce has been elected to the Company’s board of directors, effective April 1, 2008.

Boyce is chairman and CEO of Peabody Energy Corporation (NYSE: BTU), the world’s largest private-sector coal company, with 2007 sales of 238 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

“Marathon is very pleased to welcome Greg Boyce to the Company’s board of directors,” said Thomas J. Usher, Marathon’s chairman of the board. “He has demonstrated a track record of value creation and an in-depth understanding of global energy markets. Under his management, Peabody Energy has become a leader in advancing clean coal technologies, and made noteworthy achievements in safety and environmental performance. We look forward to Mr. Boyce joining our board and contributing to our ongoing efforts to profitably grow Marathon.”

Boyce was elected to Peabody Energy’s board of directors in March 2005, assumed responsibility as CEO in January 2006, and was elected chairman of the board in October 2007. He joined Peabody in 2003 as president and chief operating officer and has extensive U.S. and international management, operating and engineering experience.

Previously Boyce served as Chief Executive – Energy for Rio Tinto PLC. His prior positions include president and CEO of Kennecott Energy Company; president of Kennecott Minerals Company; and director of government and public affairs of Kennecott Corporation. He also served as executive assistant to the vice chairman of Standard Oil.

His leadership positions include vice chairman of the World Coal Institute and chair of the National Coal Council (NCC) Study for the council’s 2006 report, “Coal: America’s Energy Future.” Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency. He is a board member of the Business Roundtable, the Center for Energy and Economic

Development (CEED) and the National Mining Association. Boyce is a member of the board of directors of the St. Louis Regional Chamber and Growth Association and a member of Civic Progress in St. Louis. He is member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering, and the School of Engineering and Applied Science National Council at Washington University in St. Louis.

Boyce holds a Bachelor of Science Degree in Mining Engineering from the University of Arizona, and completed the advanced management program from the Graduate School of Business at Harvard University.

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